UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2019

Global Net Lease, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-37390	45-2771978
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
405 Park Avenue, 3rd Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Finnish Refinancing

On February 1, 2019, Global Net Lease, Inc. (the “Company”), through certain wholly owned subsidiaries (the “Obligors”) that directly or indirectly own all five of the Company’s properties in Finland (the “Properties”), entered into a syndicated investment facility loan agreement with Nordea Bank ABP, and also delivered an irrevocable utilization request pursuant to which, on February 6, 2019, the Company borrowed an aggregate of €74.0 million (the “Loan”) secured by mortgages of the Properties and all of the other assets of the Obligors. The Loan is also guaranteed by the Obligors.

The maturity date of the Loan is February 1, 2024, and it bears interest at a rate of 3-month Euribor plus 1.40%, with the interest rate for approximately €59.2 million, representing 80% of the principal amount of the Loan, fixed at 1.80% by an interest rate swap agreement. The Loan is interest-only with the principal due at maturity.

At the closing of the Loan, €57.4 million was used to repay all outstanding indebtedness encumbering the Properties, with the remaining proceeds, after costs and fees related to the Loan, available for working capital and general corporate purposes.

The Company may voluntarily prepay the Loan in whole or in part at any time. Mandatory prepayments are required in connection with dispositions, curing certain defaults and other customary circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 7, 2019	By:	/s/ James L. Nelson
	Name:	James L. Nelson
	Title:	Chief Executive Officer and President